SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NAUTILUS MARINE ACQUISITION CORP.

Nautilus Marine Acquisition Corp., a Marshall Islands corporation (the “Corporation”) does hereby certify as follows:

1.
The name of the Corporation is Nautilus Marine Acquisition Corp. The Corporation filed its original Articles of Incorporation and First Amended and Restated Articles of Incorporation with the Marshall Islands Registrar of Corporations on November 1, 2010 and November 23, 2010, respectively, under the name Nautilus Marine Acquisition Corp.

2.
This second Amended and Restated Articles of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Division 9 of the Business Corporations Act by the directors and shareholders of the Corporation.

3.	This second Amended and Restated Articles of Incorporation shall be effective on the date of filing with Marshall Islands Registrar of Corporations.
4.	The text of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1. The name of the Corporation is: Nautilus Marine Acquisition Corp.

ARTICLE 2. The registered office of the Corporation is located at the Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH 96960. The name of its registered agent at the address is The Trust Company of the Marshall Islands, Inc.

ARTICLE 3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporation Act (the “BCA”).

ARTICLE 4. The Corporation’s existence shall be perpetual.

ARTICLE 5.   The Corporation is authorized to issue a total of 210,000,000 shares, consisting of two classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock the Corporation is authorized to issue is 200,000,000, with a par value of $0.0001 per share. The total number of shares of Preferred Stock the Corporation is authorized to issue is 10,000,000, with a par value of $0.0001 per share.  All shares of Common Stock and Preferred Stock shall be registered and/or bearer shares. The Corporation shall mail notices and information to holders of bearer shares to the address provided to the Corporation by the shareholder for that purpose. The holder of a stock certificate issued to bearer may cause such certificate to be exchanged for another certificate in its name for a like number of shares, and the holder of shares issued in the name of the owner may cause its certificate to be exchanged for another certificate to bearer for a like number of shares.

5.1.
Preferred Stock. The Corporation’s board of directors (the “Board of Directors”), is expressly granted authority to issue shares of Preferred Stock, in one or more series and without shareholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the BCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

5.2.
Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

ARTICLE 6.  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and shareholders:

6.1. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director.

6.2. The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors. Election of directors need not be by ballot unless the bylaws so provide.

6.3.  The Board of Directors shall have powers without the assent or vote of the shareholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

6.4.  The Board of Directors, in its discretion, may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the shares of the Corporation which is represented in person or by proxy at such meeting and entitled to vote at such meeting (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of any director’s interest or for any other reason.

6.5.   In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Republic of the Marshall Islands, these Articles of Incorporation, and to its bylaws; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE 7.  The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

7.1.  No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the BCA as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If, after approval by the shareholders of this Article to authorize corporate action, the BCA is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCA, as so amended.

7.2.  The Corporation shall, to the fullest extent permitted by the BCA, as the same may be amended and supplemented from time to time, indemnify and advance expenses to (i) its directors and officers and (ii) any person who, at the request of the Corporation, is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor); provided, however, that, except with respect to proceedings to enforce rights to indemnification, the bylaws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE 8. The provisions of this Article 8 shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Articles of Incorporation and terminating upon the consummation of the Corporation’s initial Business Transaction and may be amended to be effective prior to the consummation of the initial Business Transaction only by the affirmative vote of the holders of at least sixty five percent (65%) of all then outstanding shares of the Common Stock. Neither the directors nor officers of the Corporation will propose any amendment to this Second Amended and Restated Articles of Incorporation that would affect the substance or timing of the Corporation’s obligations as described in Section 8.2 with respect to the Redemption Rights of Public Shareholders.  However, in the event the Corporation or any officer or director of the Corporation seeks to amend any provision of this Article 8 prior to the initial Business Transaction, the Corporation shall offer Redemption Rights for any IPO Shares (as defined below) voting against such amendment.

8.1. Immediately after the Corporation’s initial public offering (the “Offering”), a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form F-1, as initially filed with the Securities and Exchange Commission (“SEC”) on June 1, 2011, as amended (the “Registration Statement”), shall be deposited in a trust account established for the benefit of the public shareholders (the “Trust Account”), pursuant to a trust agreement (“Trust Agreement”) described in the Registration Statement. The funds held in the Trust Account will be held in a trust account maintained by American Stock Transfer and Trust Company.  Purchasers of the Corporation’s securities in the Offering or in the secondary market following the Offering (whether or not such purchasers are affiliates of any of the Corporation’s officers, directors or initial shareholders) are referred to herein as “Public Shareholders.”

8.2. Redemption Rights.

(i) Prior to the consummation of the initial Business Transaction, the Corporation shall provide all holders of Common Stock sold in the Offering (“IPO Shares”) with the opportunity to have their IPO Shares redeemed upon the consummation of the initial Business Transaction pursuant to, and subject to the limitations of, Articles 8.2(ii) and 8.2(iii) (such rights of such holders to have their IPO Shares redeemed pursuant to such Articles, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Article 8.2(ii) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem more than approximately 91% of the then outstanding IPO Shares (or approximately 92% if the underwriters’ over-allotment option is exercised in full) (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Articles of Incorporation, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued in connection with the Offering.

(ii) If the Corporation offers to redeem the IPO Shares other than in conjunction with a shareholder vote on an initial Business Transaction pursuant to a proxy solicitation, the Corporation shall offer to redeem the IPO Shares upon the consummation of the initial Business Transaction, subject to lawfully available funds therefore and subject to any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of any initial Business Transaction, in accordance with the provisions of Article 8.2(i) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Transaction and shall file tender offer documents with the SEC that contain substantially the same financial and other information about the initial Business Transaction and the Redemption Rights as is required under Regulation 14A of the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a shareholder vote is required by law to approve the proposed initial Business Transaction, or the Corporation decides to hold a shareholder vote on the proposed initial Business Transaction for business or other legal reasons, the Corporation, if it is not subject to the Tender Offer Rules, shall offer to redeem the IPO Shares, subject to lawfully available funds therefor and subject to any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of any initial Business Transaction, in accordance with the provisions of Article 8.2(i) hereof and the Proxy Solicitation Rules at a price per IPO Share equal to the Redemption Price calculated in accordance with the following provision of this Article 8.2(ii). In the event that the Corporation offers to redeem the IPO Shares pursuant to a tender offer in accordance with the Tender Offer Rules (and the Corporation has not otherwise withdrawn the tender offer) , the Redemption Price per share of the Common Stock payable to holders of the IPO Shares tendering their IPO Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the date of the commencement of the tender offer plus interest accrued from and after such date until two business days prior to the consummation of the initial Business Transaction, less taxes payable and less any interest earned on the proceeds placed in the Trust Account that the Corporation may withdraw in accordance with the terms of the Trust Agreement for working capital purposes by (b) the total number of then outstanding IPO Shares. If the Corporation offers to redeem the IPO Shares in conjunction with a shareholder vote on the proposed initial Business Transaction pursuant to the Proxy Solicitation Rules, the Redemption Price per share of the Common Stock payable to holders of the IPO Shares exercising their Redemption Rights, whether they vote in favor of or against the Business Transaction, will be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Transaction, less taxes payable and less any interest earned on the proceeds placed in the trust account actually withdrawn for working capital purposes, by (b) the total number of then outstanding IPO Shares.  Whether the Corporation conducts the redemption pursuant to the Tender Offer Rules or the Proxy Solicitation Rules, the redemption price shall in no event be less than $10.10 per share of Common Stock (whether or not the underwriters’ over-allotment option is exercised).

 (iii) If the Corporation offers to redeem the IPO Shares in conjunction with a shareholder vote on an initial Business Transaction pursuant to the Proxy Solicitation Rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the IPO Shares.

(iv) In the event that the Corporation has not consummated a Business Transaction within 19 months from the closing of the Offering, the Corporation shall (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the IPO Shares in consideration of a price per IPO Share, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable and less any interest earned on the proceeds placed in the Trust Account that the Corporation may withdraw for working capital purposes, by (B) the total number of then outstanding IPO Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining shareholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the BCA to provide for claims of creditors and other requirements of applicable law.

(v) If the Corporation offers to redeem the IPO Shares in conjunction with a shareholder vote on an initial Business Transaction, the Corporation shall consummate the proposed Business Transaction only if (i) such initial Business Transaction is approved by the affirmative vote of the holders of a majority of the IPO Shares that are voted at a shareholder meeting held to consider such initial Business Transaction and (ii) the Redemption Limitation is not exceeded.

8.3. Distributions from the Trust Account

(i) A Public Shareholder shall be entitled to receive funds from the Trust Account only (a) as provided in Article 8.2(iv) hereof or (b) as provided in Articles 8.2(i) and 8.2(ii) hereof. In no other circumstances shall a Public Shareholder have any right or interest of any kind in or to distributions from the Trust Account, and no shareholder other than a Public Shareholder shall have any interest in or to the Trust Account.

(ii) Payment of the amounts necessary to satisfy the Redemption Rights exercised shall be made as promptly as practical after the consummation of the initial Business Transaction and the delivery of shares by the applicable shareholder.

(iii) Each Public Shareholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Shareholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(iv) The exercise by a Public Shareholder of the Redemption Rights shall be conditioned on such Public Shareholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy statement materials sent to the Corporation’s Public Shareholders relating to the proposed initial Business Transaction.

8.4. Share Issuances. Prior to the consummation of the Corporation’s initial Business Transaction, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Transaction proposal.

8.5. Transactions with Affiliates. In the event the Corporation enters into a Business Transaction with a target business that is affiliated with the directors, officers or initial shareholders of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm which may or may not be a member of Financial Industry Regulatory Authority such Business Transaction is fair to the shareholders of the Corporation from a financial point of view.

8.6. Classified Board. The Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I and Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the shareholders of the Corporation following the effectiveness of this Second Amended and Restated Articles of Incorporation; and the term of the initial Class II Directors shall expire at the second annual meeting of the shareholders of the Corporation following the effectiveness of this Second Amended and Restated Articles of Incorporation. At each succeeding annual meeting of the shareholders of the Corporation, beginning with the first annual meeting of the shareholders of the Corporation following the effectiveness of this Second Amended and Restated Articles of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

ARTICLE 9. Subject to the provisions set forth in Article 8, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law by the affirmative vote of the holders of more than fifty percent (50%) of all then outstanding shares of the Common Stock, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be signed by its Co-Chief Executive Officer as of this 14th day of July, 2011.

NAUTILUS MARINE ACQUISITION CORP.

By:
Name: George Syllantavos
Title: Co-Chief Executive Officer